FORM 4

[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instructions 1(b).


                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1. Name and Address of Reporting Person

   Robert I. Knudson
-----------------------------------------------------
   (Last)            (First)            (Middle)

   900 N. Seward Street
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                     (Street)

   Los Angeles, CA 90038
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   (City)               (State)         (Zip)

_______________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol

   The Todd-AO Corporation (NASDAQ: TODDA)

_______________________________________________________________________________
3. IRS or Social Security Number of Reporting Person (Voluntary)



_______________________________________________________________________________
4. Statement for Month/Year

   March 1997

_______________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)



_______________________________________________________________________________
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] 10% Owner
   [x] Director
   [ ] Officer (give title below)
   [ ] Other (specify below)


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   --------------------------------------------------

__________________________________________________________________________

                    TABLE I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------

1.		2.	  3.	     4.			    5.	           6.		7.
---------------------    --------    ----------   ------------------------------    -----------        ----------    ----------
							    Amount of     Owner-
							    Securities       ship
		Trans-      Trans-          Securities Acquired (A) Beneficially  Form:
		action      action          or Disposed of (D)          Owned at       Direct       Nature of
		Date        Code            (Instr. 3, 4 and 5)            End of           (D) or       Indirect
Title of                 (Month/     (Instr. 8)   ----------------------------    Month            Indirect    Beneficial
Security                  Day/       ----------	        (A) or	     (Instr.            (I)             Ownership
(Instr. 3)                Year)      Code   V     Amount  (D)      Price      3 and 4)        (Instr. 4)   (Instr. 4)
---------------------    --------    ----  ----      ----------- ------  ---------     -----------        ----------   ----------
Class A
Common Stock      03/18/97  M	       13,750       A     $2.025   45,839	D


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

                     TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g. puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------

1.	      2.	       3.           4.	           5.		             6.                    7.           	     8.       9.

								       Title and
				           Number of	          Date Exer-      Amount of
				           Derivative	          cisable and      Underlying		Number of
				           Securities	          Expiration       Securities           Price   Derivative
	     Conver-                  Trans-       Acquired (A)       Date (Month/  (Instr. 3              of        Securities
	     sion or     Trans-    action        or Disposed         Day/Year)        and 4)                Deriv- Benefi-
	     Exercise  action     Code         of (D)	          --------------	     --------------	   ative    cially
Title of        Price of   Date       (Instr.       (Instr. 3,	          Date                         Amount     Secur-  Owned at
 Derivative   Deriv-     (Month/    8)	           4 and 5)	          Exer-   Expir- 	 or Num-    ity        End of
Security      ative         Day/      --------        ----------	          cis-      ation	 ber of       (Instr.    Month
(Instr. 3)     Security   Year)     Code  V      (A)        (D)        able     Date     Title  Shares       5)	   (Instr. 4)

								     Class A
Stock						           07/14  08/31  Common
Option	      $2.025   03/18/97  M		         13,750      1987   1998    Stock  13,750	      	     13,750

								     Class A
Stock						           03/26  08/31  Common
Option	      $4.725   				           1995   2004    Stock   5,500	      	      5,500*

								     Class A
Stock						           10/19  08/31  Common
Option	      $4.50   				           1995   2004    Stock  11,000	      	    11,000

								     Class A
Stock						           06/17  08/31  Common
Option	      $10.50   				           1997   2004    Stock  10,000	      	    10,000*




TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g. puts, calls, warrants, options, convertible securities)
				CONTINUED

10.           11.
---------    ----------

Ownership
Form of
Deriv-
ative
Security:
Direct
(D) or     Nature of
Indirect    Indirect
(I)          Beneficial
(Instr.    Ownership
4)	    (Instr. 4)



 D



D



D



D


Explanation of Responses:
* subject to vesting restrictions
-----------------------------------------------------

-----------------------------------------------------


               /s/ Robert I. Knudson		April  8, 1997
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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